Exhibit 99.1

SandRidge Energy Announces Termination of Agreement to Acquire Bonanza Creek Energy

OKLAHOMA CITY, December 28, 2017 — SandRidge Energy, Inc. (NYSE: SD) (“SandRidge” or the “Company”) today announced that it has agreed with Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek”) to terminate its previously announced agreement to acquire Bonanza Creek.

After consultation with SandRidge’s largest shareholders, it became clear that the Company would not receive approval for the transaction at the planned special meeting. After careful consideration, the decision was unanimously approved by the Company’s Board of Directors and an agreement was reached with Bonanza Creek to mutually terminate the merger agreement.

As part of the mutual termination agreement, SandRidge will reimburse Bonanza Creek for transaction related expenses up to $3.7 million. This payment is consistent with the Company’s obligation under the merger agreement should the transaction have been rejected by the Company’s shareholders at the special meeting.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.

Investor Contact:

Justin M. Lewellen

Director of Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

Kelly Kimberly, +1 (832) 680-5120, kkimberly@sardverb.com

David A Kimmel

Director of Communications

SandRidge Energy, Inc.

123 Robert S. Kerr Ave.

Oklahoma City, OK 73102

+1 (405) 429-5599

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com